UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On September 24, 2025, the Hartman Group distributed the following letter to shareholders:

Your Last Chance to Protect Your Investment

September 24, 2025

Dear Shareholder,

This is your final opportunity to save what remains of your Silver Star investment. With voting ending soon, the destructive leadership that has already caused a 70% drop in your equity value is desperately trying to cling to power and tie up your money for another 5-10 years.

You deserve to get your money back before more is lost. That is exactly what our plan delivers, an orderly liquidation that returns your capital instead of watching it disappear under continued mismanagement.

Criminal Activity by Current Management

The current board's pattern of misconduct and potential criminal activity includes:

•	Lied to the SEC and shareholders by filing incomplete Consent Solicitation results and concealing 30% of shareholder revocations

•	Blocked shareholder access to legally mandated records to hide loan defaults and foreclosure proceedings

•	Discriminated against investors by denying 20% of shareholders their rightful stock because they were "part of the Hartman group"

•	Misused proceeds from property sales, diverting millions that should have gone to debt reduction or shareholder distributions

•	Concealed the true financial condition of the company, hiding property deterioration, loan defaults, and declining occupancy while misleading shareholders about "increased value"

Ignore Silver Star's Desperate Tactics

Do not be fooled by their final push of lies and manipulation. Silver Star's phone calls, mailings, and their white proxy card are designed to confuse you.

Ignore them completely:

•	Do not engage with their phone calls

•	Do not respond to their mailings

•	Do not return the white proxy card

•	Disregard all their communications

They have nothing left but lies and scare tactics because their record of failure speaks for itself.

This Is Your Final Chance

If you haven't voted yet on the BLUE proxy card, this is your last opportunity to protect what remains of your investment. Every day they remain in control, more of your money disappears through their incompetence and self-dealing.

The Choice That Will Determine Your Financial Future

Vote with the Hartman Shareholder Alliance and get your money back through an orderly liquidation or watch the current board finish destroying your investment with their proven track record of failure.

Protect your investment. Reject their fraud and mismanagement. Vote for accountability.

Join our live shareholder call Thursday at 4:00 PM CST. We'll walk through the mounting evidence, explain our value restoration plan, and answer your questions directly.

See the attached proxy letter for more details. Click here to read the full letter.

Call us directly at (619) 664-4780 to vote for the BLUE card and for the return of your capital or vote the blue proxy from our online e-mail.

Thank you for your trust and support.

Sincerely,

Al Hartman
The Hartman Shareholder Alliance

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.